Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Employment Agreement”) is made and entered into as of January 30, 2017, with an effective date and commencement date of May 1st, 2016 (the “Effective Date” or the “Commencement Date”), by and between Acacia Diversified Holdings, Inc., a Texas corporation (the “Company”), and Richard K. Pertile (the “Executive”). Notwithstanding any other usage of the term “Company” within this Employment Agreement, each and every instance of that term is intended, through any and all expansions or further illustrations or lack thereof within this Employment Agreement and any addendums, exhibits or notices thereto, shall be construed to mean Acacia Diversified Holdings, Inc. (including any subsequent name changes associated therewith), all its subsidiaries (whether wholly or partially owned), and any and all other assets and holdings of the Company and any of its subsidiaries whether named or not named, including but not limited to the capital stock and all assets owned by and/or associated with each of those entities, as that term shall be used in conjunction with but not limited to all matters relating to this Employment Agreement. The Company and the Executive are referred to collectively herein as the “Parties,” and individually as a “Party.”
Recitals
WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued employment and dedication of the Executive; and
WHEREAS, the Board has further determined that it is desirable to provide the Executive with compensation and benefits terms which adequately compensate the Executive for the services he renders to the Company, and, to ensure that such compensation and benefits are consistent with those of like executives of other public companies.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and with reference to the above recitals, the Parties hereby agree as follows:
ARTICLE 1
TERM OF EMPLOYMENT
1.1 TERM OF EMPLOYMENT. The Company hereby employs the Executive as an employee, advisor, and/or consultant of the Company (an “Employee”), and the Executive hereby accepts such Employment by the Company, for a period (as such period may be extended, the “Term”) commencing on the Commencement Date and expiring on the first to occur of (a) the termination of the Executive’s Employment pursuant to Article 6, or (b) December 31, 2019 (the “Termination Date”). Provided that if the Executive’s Employment has not previously been terminated pursuant to Article 6, the Executive’s Employment pursuant to this Employment Agreement shall automatically renew on one occasion for an additional one (1) year period unless either Party notifies the other Party in writing of its desire not to renew the Executive’s Employment under this Employment Agreement no later than one-hundred twenty (120) days prior to the Termination Date (a “Non-Renewal Notice”). If the Company delivers the Non-Renewal Notice and the Executive does not terminate his Employment prior to the end of the Term, then such non-renewal shall be deemed to be a termination by the Company of the Executive’s Employment without Cause (as defined below) as of immediately prior to the expiration of the Term, and Section 6.2 shall govern such termination. If the Executive delivers the Non-Renewal Notice and the Company does not terminate the Executive’s Employment prior to the end of the Term, then such non-renewal shall be deemed to be a termination by the Executive of his Employment without Good Reason (as defined below) as of immediately prior to the expiration of the Term, and Section 6.4 shall govern such termination.

If the Term has been automatically extended for the additional one year period as set forth above and thereafter the Term of this Employment Agreement expires by its terms at the end of the Term without the Company having proffered a new employment agreement to the Executive to extend his term of Employment upon terms and conditions at least as favorable to the Executive as the most favorable he received under this Employment Agreement during the Term (including salary and benefits as well as authority, functions, services, rights and privileges as are commensurate with the Executive’s position as the Employee as set forth herein), the Company shall pay to the Executive a severance payment equal to (5) times the Executive’s Annual Salary as set forth herein.
ARTICLE 2
DUTIES AND OBLIGATIONS; BOARD APPOINTMENT
2.1 DUTIES. During the Term, the Executive shall: (i) be employed from the Commencement Date forward as Employee of the Company in the capacity of an employee, advisor, and/or consultant or such other office as to which he shall agree to accept in the stead hereof, and shall, commencing on the Commencement Date; (i) During the Employment Period, Executive shall serve as President and Chief Executive Officer of the Company and shall have the normal duties, responsibilities, functions and authority of such position, subject to the powers set forth in the Bylaws of the Company and by the Board to expand or limit such duties, responsibilities, functions and authority commensurate with a Chief Executive Officer position.  (ii) Executive shall report to the Board and shall devote his best efforts to the business and affairs of the Company and its Subsidiaries. Executive shall perform his duties, functions and responsibilities to the Company to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. Executive will conduct his primary business activities from within the Company’s principal place of business, currently in the Clearwater, Florida area, other than while Executive is engaged in business travel for the Company.; (iii) devote such other business time, attention and energies to the business of the Company as he shall deem appropriate; and, (iv) act in accordance with the policies of the Company in effect as of the Commencement Date.

2.2 RESTRICTIONS. Except as provided in Section 7.2(i), the Executive covenants and agrees that, while actually employed by the Company, he shall not engage in any other business duties or pursuits or directly render any services of a business or commercial nature to any other Person or business that is in direct competition with the Company in the same or similar businesses of the Company for compensation without the prior written consent of the Board. The expenditure of (i) reasonable amounts of time for educational, charitable, or professional activities, activities in a business not in competition with the Company; (ii) investment in, or ownership of another firm or business not in direct competition with the Company in the same or similar businesses of the Company; (iii) service as a director on other boards; or, (iv) other similar causes shall not be deemed a breach of this Employment Agreement if those activities do not materially interfere with the services to be provided by Employee under the terms of this Employment Agreement, and such activities by Executive shall not require the prior written consent of the Board of the Company. Notwithstanding anything herein contained to the contrary, this Employment Agreement shall not be construed to prohibit the Executive from making personal investments or conducting personal business, financial or legal affairs or other personal matters if those activities do not materially interfere with his services hereunder.
2.3 BOARD APPOINTMENT. Concurrently with the inception of this Employment Agreement and thereafter, the Board shall appoint the Executive to the Board of Directors if Executive shall not already be a sitting member of the Board and wants to continue to serve as a Board Member. For a Term of five years and any partial term in addition to the full term(s) during those five years beginning with the Commencement Date established in “Recitals” to this Employment Agreement, the Executive will be recommended for continuous service on the Board by the Board and/or the Board’s Corporate Governance and Nominations Committee and shall be placed on the ballot and recommended for nomination to re-election by the Company’s stockholders consistent with and subject to the Company’s certificate of incorporation and By-laws, applicable law and rules of any stock exchange on which the Company’s shares are listed, and the Board of Directors shall consistently move to have Executive elected or appointed to the Board

ARTICLE 3
COMPENSATION
3.1 Base Salary.  The Executive shall receive an annual base salary of $195,000 from the Effective Date through December 31, 2019 (the “Base Salary”). The Compensation Committee of the Board may review the Executive’s salary and total cash compensation within one hundred twenty (120) days of the end of each of the Company’s fiscal years during the Employment Period to determine what, if any, increases shall be made thereto.  The base salary payable to the Executive in any given year is hereafter referred to as the “Annual Base Salary.” Any increase in the Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.  The term “Annual Base Salary,” as used in this Agreement, shall refer to the Annual Base Salary with any increases.  Executive shall be entitled to an automatic annual increase to the base salary in the amount not less than $10,000 on the first day of each succeeding calendar year beginning January 1, 2018. The Annual Base Salary shall in all instances be payable in twenty-four (24) equal bi-monthly installments.
Annual Bonus and Option Plans.  The Executive shall also be eligible to participate in any applicable Company bonus plan or program, stock option, restricted stock or other plan or program in effect immediately prior to the Effective Date, or put into effect by the Board at any time after the Effective Date or the Amendment Effective Date.  Notwithstanding the foregoing, the Executive shall be eligible to receive the following as of the Effective Date: (i) an Annual Bonus in the amount to be determined by the Compensation Committee, but in no event less than 35% of the annual base salary. This Annual Bonus is payable in January of each calendar year and calculated on the base salary of the previous year; (ii) paid membership in one airline lounge club such as the American Airlines Admirals Club or such other club as shall be specified by the executive during each year of the Employment Agreement; and, (iii) An automobile allowance, in lieu of being provided with a Company-owned vehicle for your business use, in the amount of $1,000 per month. In addition, the Company will provide Mr. Pertile with a fuel credit card for his business activities relating to that vehicle and will reimburse him for expenses relating to oil changes, repairs, tires, brakes and any other maintenance necessary, and full coverage insurance therefor.
3.2 WITHHOLDING. The Company shall deduct or withhold from the compensation due to the Executive hereunder any and all sums required for federal income and employee social security taxes and all state or local income taxes now applicable or that may be enacted and become applicable during the Term.
3.3 CHANGE OF CONTROL. Notwithstanding Article 1, in the event of a Change of Control (as defined in Section 3.6) of the Company (a) during the Term while the Executive remains employed by the Company, or (b) at any time during the six (6) month period following the termination of the Executive’s Employment with the Company (other than for Cause or without Good Reason), the Company shall pay to the Executive, concurrently with the consummation of such Change of Control, a lump sum amount equal to five (5) times the Executive’s Annual Salary during the Term prior to the Change in Control) (the “Severance Compensation”); provided, that the Company’s obligation to pay the Severance Compensation shall be conditioned on the following: if the Executive is employed by the Company at the time of the Change of Control and the Person or Group (each as defined in Section 3.6.) that acquires the Company requests that the Executive continue as an employee of the Company, the successor entity, or any of their respective affiliates on substantially the same (or better, from the Executive’s perspective) terms relating to salary, bonus, and benefits as contained in this Employment Agreement, the Executive MAY, at his sole option, agree to continue such Employment for a period of ninety (90) days from the date of the Change of Control or such lesser period of time as the Person or Group shall request. If the Executive’s Employment with the Company is terminated pursuant to Section 6.2 on or after the date Executive becomes entitled to receive the Severance Compensation, then notwithstanding anything set forth in Section 6.2, the Company shall not be required to make any payments to the Executive pursuant to Section 6.2(a), other than continuing to provide all payments and benefits to Executive to the extent set forth in Section 6.2(a). If the Executive’s Employment with the Company is terminated pursuant to Section 6.2 before the Executive becomes entitled to the Severance Compensation, then notwithstanding the foregoing, the Executive shall continue to receive all amounts due pursuant to Section 6.2 and he shall not be entitled to receive any payments under this Section 3.3. In the event of any proposed, threatened, or actual Change of Control of the Company, the Company shall immediately notify the Executive of same, and the Executive shall immediately become a creditor of the Company and shall promptly thereafter be granted a first lien ahead of all other creditors, secured or unsecured, on all the assets of the Company such that none of the assets of the Company may be sold, bartered, leased, transferred, consolidated, collateralized or otherwise disposed of without the prior written consent of Executive, and the Company shall immediately evidence its collective indebtedness or potential indebtedness to Executive on the balance sheets as an account payable and shall give Executive a security interest in the Company and its assets until any obligations, liabilities or potential liabilities to Executive that may result from a Change of Control and/or other existing obligations of the Company to Executive are fully paid with reasonable interest and Executive shall deliver a written release from any further indebtedness or obligations under the terms of this Employment Agreement.  Executive’s right to a lien hereunder shall not be abridged as a result of the Company’s failure to promptly notify him of issues relating to Change of Control or any of the Company’s obligations hereunder. Executive shall have the exclusive right to assign or transfer his right, title and interest in any lien(s) incurred hereunder to any other Party or Parties as he shall in his sole discretion deem appropriate or fitting for his own purposes, and any assignee, holder, or holders thereof shall continue to enjoy the benefit of said lien and the status as the primary and first lienholder of the assets attributed thereto.  Executive may, at his sole and exclusive option, waive any of the rights or responsibilities related to this Section 3.3 for such period or periods as he shall see fit, but shall not be obligated to make or continue any such waiver as a result of having granted the waiver on one or more occasions for any reason or for any period or periods of time.  No obligations of the Company to the Executive shall be abridged as the result of any waiver given or not given by Executive under this Section 3.3.  In exchange for the execution and delivery of this Employment Agreement to Executive and for the continued performance of the Company under the terms and conditions hereof, Executive agrees to withhold any claim it may have or claim to have against the Company with regard to any Change of Control under the terms of his prior Employment Agreement.  As such, Executive shall, upon execution by the Parties of this Employment Agreement, withdraw his current Lien against the assets of the Company perfected on form UCC-1.  This action shall in no way alter the terms and conditions of this Employment Agreement or reduce the obligations of the Company to the Executive hereunder.
3.4 DEFINITION OF CHANGE OF CONTROL. For purposes of this Employment Agreement “Change of Control” means the threatened, proposed, or actual occurrence of any of the following: (i) the actual, proposed or threatened sale, lease, transfer, conveyance or other disposition (other than by way of any underwritten public offering registered under the Securities Act of 1933 (“Public Offering”) or any offering of securities under Rule 144A promulgated under the Securities Act of 1933 (“Rule 144A Offering”) in one or a series of related or unrelated transactions, of 45% or more of the current assets of the Company (including one or a series of related or unrelated transactions of 45% or more of the current assets of any subsidiary or business holding wholly or principally owned, individually or collectively, by the Company) as shown on the most recent balance sheet of the Company as total current assets (the “Total Current Assets”) by any individual, corporation, limited liability company, partnership, or other entity (each, a “Person”) or group of Persons acting together, or any Company employee pension or benefits plan (each a “Group”); (ii) the actual, proposed, or threatened consummation of any transactions (including any stock or asset purchase, sale, acquisition, disposition, liquidation, merger, consolidation or reorganization, but not including any Public Offering or Rule 144A Offering) the result of which is that any Person or Group (other than any underwriter temporarily holding securities pursuant to a Public Offering), becomes the beneficial owners of more than forty five percent (45%) of the aggregate voting power of all classes of stock of the Company or any of its subsidiaries or holdings; or (iii) the first day on which any Person or Group in one or a series of related or unrelated transactions acts or seeks to gain a disposition through any other means, including but not limited to any action through the courts or otherwise, of 45% or more of the Total Current Assets of the Company or 45% or more of the current assets of any subsidiary or business holding wholly or principally owned, individually or collectively, by the Company, or 45% of the aggregate voting power of all classes of stock of the Company or any of its subsidiaries or holdings; or (iv) the first day on which a majority of the members of the Board of the Company or any of its subsidiaries or holdings are not individuals who were nominated for election or elected to the Board with the approval of two-thirds of the members of the Board just prior to the time of such nomination or election, including but not limited to any such transaction designed or proposed to promulgate any such change. Any Change of Control relating to any transactions concomitant with the execution of the Asset Purchase Agreement of any future date herewith by and between the Company and the MariJ Agricultural, Inc. shall not serve to trigger any actions under this Section 3.6, providing that any subsequent actions following the Effective Date of the Asset Purchase Agreement are subject to the terms hereof.
ARTICLE 4
EMPLOYEE BENEFITS
4.1 VACATION. The Executive shall be immediately entitled to four (4) weeks of paid vacation in accordance with his Annual Salary for 2017 and for each full calendar year of his Employment hereunder thereafter. To the extent accrued vacation time is unused in any given year, it may be carried over in accordance with the policies of the Company then in effect. Other than in respect of 2017, vacation days shall accrue in accordance with the Company’s policies. Notwithstanding anything to the contrary, however, the Executive shall not be entitled to carry over any unused vacation for a period exceeding three (3) years.
4.2 OTHER BENEFITS.  The executive shall be eligible to receive such other benefits as the Company may from time to time see fit to provide.

ARTICLE 5
BUSINESS OPERATING EXPENSE STIPEND TO OPERATE OCALA OFFICE LOCATION

5.1 OPERATING STIPEND FOR BUSINESS OPERATING EXPENSES.  In order to reduce the burden on the Company, the Company’s board of directors has approved and will paid certain costs and expenses relate to the operation of the Clearwater home located at 113 Windward Isle, Clearwater, Florida. (the “Clearwater Beach Location”) This home, office and storage area location is occupied by the company’s Armored car and other assets and is used for meetings and company guests.  This Stipend will remain in effect for the remainder of the calendar year 2018 and through the duration of this Employment agreement or until all company assets are removed. The Company has, prior to “effective date”, provided Executive with payments for certain expenses which are more or less anticipated to be incurred by the Executive as required to fund the Company’s basic business operations at the Clearwater Beach Location (the “2018 Operating Stipend”).

Beginning with January 1, 2017 and continuing monthly thereafter until December 31, 2019 the Company shall pay directly to the Executive a similar annual Operating Stipend (the “Annual Operating Stipend”) as an offset to expenses anticipated to be incurred by the Executive during the Term.  The Annual Operating Stipend shall be paid to Executive in the fixed amount of $1,000 per month due on or before the 1st day of each month, or as equal monthly payments of $1,000 beginning January 30th of each calendar month during the Term.

In exchange for receipt of the Annual Operating Stipend, Executive agrees to pay its own routine minor business costs and expenses (the “Routine Minor Business Expenses”) relating to Executive’s conduct of business in the Clearwater Beach Location as defined hereinbelow.  For purposes of this Employment Agreement:

i.
Routine Minor Business Expenses shall include:  costs and expenses related to local usage expenses; insurance, and security as required for office and/or storage facilities: telephone, Smart TV and Internet expenses;

ii.
Routine Minor Business Expenses shall not include: Electric, Heat, and Water costs and expenses related to Trash service, postage and shipping expenses for non-routine tasks such as mailings required to be sent to recipients; Annual Salary of Executive under the terms of this Employment Agreement; other business or travel expenses of Executive approved by the Company’s management; capital expenditures made at the direction of and on behalf of the Company, bank service fees, and other expenses not included in Section 5.1(i). The Company reserves the right to approve in advance any costs and expenses not considered as Routine Minor Business Expenses as set forth in Section 5.1(i).

The Parties hereto expressly acknowledge and agree that any and all amounts paid by the Company to the Executive in and for 2017 as income, 2017 Operating Stipend, or otherwise, including but not limited to those amounts approved by the board of directors prior to execution of the Employment Agreement, shall not be altered, revised, rescinded, or charged back to Executive for any reason nor shall any such amounts so paid to Executive serve as an offset to any future amounts due and owing to Executive under the terms of this Employment Agreement or otherwise for any reason whatsoever.

5.2 EXECUTIVE’S RESPONSIBILITY FOR TAXES.  Executive shall be issued an IRS form 1099 each year reflecting all amounts paid to him under this Section 5.1, and shall be responsible for any income taxes which may relate thereto.
ARTICLE 6
TERMINATION OF EMPLOYMENT
6.1 TERMINATION FOR CAUSE. The Company may, during the Term, upon notice to the Executive, terminate the Executive’s Employment under this Employment Agreement and discharge the Executive for Cause (as defined below) and, in such event, except as set forth in the proviso to this Section 6.1, neither Party shall have any rights or obligations under Article 2, Sections 3.1, or Articles 4 and 5; provided, however, that (a) the Company shall pay the Executive any amount due and owing as of the termination date pursuant to Section 3.1 and Articles 4 and 5 (subject, in each case, to Section 3.2), and (b) the remaining provisions of this Employment Agreement shall remain in full force and effect in accordance with their terms. As used herein, the term “Cause” shall refer to the termination of the Executive’s Employment as a result of any one or more of the following: (i) any conviction of, or pleading of nolo contendre by, the Executive for any felony relating to the willful and knowing disregard of the law in intentionally committing acts detrimental to the Company other than the Cannabis related business of the company; (ii) any willful and knowing misconduct of the Executive with intent which has a materially injurious effect on the business of the Company; (iii) the willful and knowing gross dishonesty of the Executive with intent which has a materially injurious effect on the business of the Company; and (iv) a willful and material failure to consistently discharge his duties under this Employment Agreement which failure continues for thirty (30) days following written notice from the Company detailing the area or areas of such failure, other than such failure resulting from his Disability (as defined below); provided, that clause (iv) above shall be deemed to be deleted from this Employment Agreement and shall have no force or effect concurrently with the consummation of a Change of Control. For purposes of this Section 6.1, no act or failure to act, on the part of the Executive, shall be considered “willful” if it is done, or omitted to be done, by the Executive in good faith or with reasonable belief that his action or omission was in the best interest of the Company. The Executive shall have the opportunity to cure any such acts or omissions (other than clause (i) above) within thirty (30) days of the Executive’s receipt of a notice from the Company finding that, in the good faith opinion of the Company, the Executive is guilty of acts constituting “Cause.”
6.2 TERMINATION WITHOUT CAUSE OR GOOD REASON. Subject to Section 6.4, the Board acting for the Company shall have the right, at any time in its sole discretion, to terminate the Executive’s Employment under this Employment Agreement without Cause upon not less than thirty (30) days prior written notice to the Executive. The term “Termination without Cause” shall mean the termination by the Company of the Executive’s Employment for any reason other than those expressly set forth in Section 6.1, or no reason at all, and shall also mean the Executive’s decision to terminate his Employment under this Employment Agreement (and he hereby has such right) by reason of any act, decision or omission by the Company or the Board that: (A) materially modifies, reduces, changes, or restricts the Executive’s salary, bonus opportunities, options or other compensation benefits or perquisites, or the Executive’s authority, functions, services, rights, and privileges as, or commensurate with the Executive’s position as the Employee of the Company as described in Section 2.1; (B) relocates the Executive without his consent from certain of the Company’s offices located at or near 13575 58th St. North, Clearwater , FL  33760 to any other location in excess of twenty-five (25) miles beyond the geographic limits of Clearwater, FL;

(C) deprives the Executive of his titles and positions of Employee except by promotion or increase to higher office that he shall accept; (D) if prior to the expiration of the Term results in the Company proffering a new employment agreement to the Executive in order to extend the Term and the terms and conditions of such agreement (i) as they relate to the Executive’s salary, bonus opportunity and benefits (assuming the Executive qualifies for such benefits) are not at least as favorable to the Executive as the most favorable salary, bonus opportunity and benefits payable to the Executive in any year during the Term or (ii) change the Executive’s authority, functions, services, rights and privileges as, or commensurate with the Executive’s position as the Employee as set forth in this Employment Agreement; or (E) involves or results in any failure by the Company to comply with any provision of this Employment Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive (each a “Good Reason”). In the event the Company or the Executive shall exercise the termination right granted pursuant to this Section 6.2, then except as set forth in the proviso below, neither Party shall have any rights or obligations under Article 1, Article 2, Sections 3.1, or Articles 4 and 5; provided, however, that the Company shall pay to the Executive (a) an amount equal to five (5) times the Executive’s Annual Salary (determined as the Executive’s highest Annual Salary during the Term prior to such termination) and shall continue to provide all benefits that were made available to Executive while the Executive was employed by the Company (or if not allowable under the Company’s then existing policies their substantial equivalents) in accordance with Articles 3, 4 and 5 at the time they would have been paid had the Executive remained an employee for a period of twenty four (24) months after the effective date of the termination (subject in each case to Section 3.2), except that the Company shall not be required to provide such benefits to the extent that, during such twenty four (24) month period, the Executive receives substantially similar (or better, from the Executive’s perspective) benefits from a new employer, and (b) any amount due and owing as of the termination date pursuant to Articles 3, 4, and 5 (subject, in each case, to Section 3.2), and the remaining provisions of this Employment Agreement shall remain in full force and effect in accordance with their terms. The Executive shall inform the Company of any other benefits the Executive is receiving where the Company would have a right to reduce the benefits it is providing to the Executive. After the provision of the benefits during the two-year period following such termination as described above, the Executive will be entitled to COBRA or Medicare rights as provided by applicable law. The amounts payable pursuant to this Section 6.2 shall be in payment for the services rendered by the Executive pursuant to this Employment Agreement during the Term.
6.3 TERMINATION FOR DEATH OR DISABILITY. The Executive’s Employment shall terminate automatically upon the Executive’s death during the Term pursuant to Section 6.6.  If the Company determines in good faith that the Disability (as defined below) of the Executive has occurred during the Term, it shall give written notice to the Executive of its intention to terminate his Employment. In such event, the Executive’s Employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of his duties. For purposes of this Employment Agreement, “Disability” shall mean the inability of the Executive to perform his duties to the Company on account of physical or mental illness or incapacity for a period of one-hundred twenty (120) consecutive calendar days, or for a period of one hundred eighty (180) total calendar days, whether or not consecutive, during any three hundred sixty-five (365) day period.
6.4 TERMINATION WITHOUT GOOD REASON. Anything in this Employment Agreement to the contrary notwithstanding, during the Term the Executive shall have the right, in his sole discretion, to terminate his Employment under this Employment Agreement without Good Reason upon not less than thirty (30) days prior written notice to the Company, and in such event, neither Party shall have any rights or obligations under Article 2, Section 3.1, or Articles 4 and 5; provided, however, that (a) the Company shall pay the Executive any amount due and owing as of the termination date pursuant to Section 3.1 and Articles 4 and 5 (subject, in each case, to Section 3.2), and (b) the remaining provisions of this Employment Agreement shall remain in full force and effect in accordance with their terms.

ARTICLE 7
RESTRICTIVE COVENANTS
7.1 COVENANT NOT TO DISCLOSE CONFIDENTIAL INFORMATION. During the Term and following termination of Executive’s Employment under this Employment Agreement, the Executive agrees that, without the Company’s prior written consent, he will not use or disclose to any person, firm, association, partnership, entity or corporation, any material confidential information concerning: (i) the business, operations or internal structure of the Company or any division or part thereof; (ii) the customers of the Company or any division or part thereof; (iii) the financial condition of the Company or any division or part thereof; and (iv) other material confidential information pertaining to the Company or any division or part thereof, including without limitation, trade secrets, computer programs, software, intellectual property, proprietary information, technical data, marketing analyses and studies, operating procedures, customer and/or inventory lists, or the existence or nature of any of the Company’s agreements or agreements of any division thereof; provided, however, that the Executive shall be entitled to disclose such information: (a) to the extent the same shall have otherwise become or is required to become publicly available (unless made publicly available by the Executive); (b) during the course of or in connection with any actual or potential litigation, arbitration, or other proceeding based upon or in connection with the subject matter of this Modified Agreement; (c) as may be necessary or appropriate to conduct his duties hereunder, provided the Executive is acting or believing himself to act in good faith and in the best interest of the Company; (d) as may be required by law or judicial process; or (e) if the information is generally known to personnel in the Executive’s trade or business.
7.2 COVENANT NOT TO COMPETE. The Executive acknowledges that he has established and will continue to establish favorable relations with the customers, clients and accounts of the Company and will have access to trade secrets of the Company. Therefore, in consideration of such relations to further protect trade secrets, directly or indirectly, of the Company, the Executive agrees that at all times during his Employment with the Company through the date of termination of the Executive’s Employment, the Executive will not, directly or indirectly, without the express written consent of the Board:
(i) own or have any interest in or act as an officer, director, partner, principal, employee, agent, representative, consultant or independent contractor of, or in any way assist in, any business which is engaged directly in any business directly competitive with the Company in those markets and/or products lines in which the Company competes within 50 miles of the address of the principal place of business of the parent Company or any or its wholly-owned operating subsidiaries at any time during the Term, or become associated with or render services to any person, firm, corporation or other entity so engaged (“Competitive Businesses”); provided, however, that the Executive may own without the express written consent of the Company not more than four and nine-tenths percent (4.9%) of the issued and outstanding securities of any company or enterprise whose securities are listed on a national securities exchange or actively traded in the over the counter market; provided, further, however that once the Term has terminated the Executive may work for, have an interest in, render services to or assist any business or Competitive Business without violating this Section 7.2;
(ii) solicit clients, customers or accounts of the Company for, on behalf of or otherwise related to any such Competitive Businesses;
(iii) solicit any person who is in the employ or service of the Company to leave such employ or service for employment with or service to the Executive, an affiliate of the Executive or any third Party.
In the event that the Company shall merge with, be acquired by, or generally be absorbed into any other business or institution, the Executive’s continued performance on behalf of such other business or institution shall not constitute a violation of Executive’s duties to the Company under Article 7 or other provisions of this   Employment Agreement.

Notwithstanding the foregoing, if any court determines that the covenant not to compete, or any part thereof, is unenforceable because of the duration of such provision or the geographic area or scope covered thereby, such court shall have the power to reduce the duration, area or scope of such provision to the extent necessary to make the provision enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced. The Company shall pay and be solely responsible for any attorney’s fees, expenses, costs and court or arbitration costs incurred by the Executive in any matter or dispute between the Executive and the Company which pertains to this Article 7 if the Executive prevails in the contest in whole or in part.
7.3 SPECIFIC PERFORMANCE. Recognizing that irreparable damage will result to the Company in the event of the breach of any of the foregoing covenants and assurances by the Executive contained in Sections 7.1 and 7.2, and that the Company’s remedies at law for any such breach may be inadequate, the Company and its successors and assigns, in addition to such other remedies which may be available to them, shall, upon making a sufficient showing under applicable law, be entitled to an injunction to be issued by any court of competent jurisdiction ordering compliance with this Employment Agreement or enjoining and restraining the Executive from the continuation of such breach. The obligations of the Executive and rights of the Company pursuant to this Article 7 shall survive the termination of the Executive’s Employment under this Employment Agreement. The covenants and obligations of the Executive set forth in this Article 7 are in addition to and not in lieu of or exclusive of any other obligations and duties the Executive owes to the Company.
ARTICLE 8
GENERAL PROVISIONS
8.1 HEIRS OF EXECUTIVE. For purposes of this Employment Agreement, the term Executive shall also mean the designated heirs of Executive and/or the estate of Executive (collectively the “Heirs”). In the event Executive, shall become deceased or disabled, the Heirs of Executive shall in his stead be paid all Compensations and Obligations due under this Employment Agreement for the full term hereof in the same manner as if Executive were still living.
8.2 FINAL AGREEMENT. This Employment Agreement is intended to be the final, complete and exclusive agreement between the Parties relating to the Employment of the Executive by the Company and all prior or contemporaneous understandings, representations and statements, oral or written, are merged herein. No modification, waiver, amendment, discharge or change of this Employment Agreement shall be valid unless the same is in writing and signed by the Party against which the enforcement thereof is or may be sought.
8.3 NO WAIVER. No waiver, by conduct or otherwise, by any Party of any term, provision, or condition of this Employment Agreement, shall be deemed or construed as a further or continuing waiver of any such term, provision, or condition nor as a waiver of a similar or dissimilar condition or provision at the same time or at any prior or subsequent time.
8.4 RIGHTS CUMULATIVE. The rights under this Employment Agreement, or by law or equity, shall be cumulative and may be exercised at any time and from time to time. No failure by any Party to exercise, and no delay in exercising, any rights shall be construed or deemed to be a waiver thereof, nor shall any single or partial exercise by any Party preclude any other or future exercise thereof or the exercise of any other right.
8.5 NOTICE. Except as otherwise provided in this Employment Agreement, any notice, approval, consent, waiver or other communication required or permitted to be given or to be served upon any person in connection with this Employment Agreement shall be in writing. Such notice shall be personally served, sent by email with hard copied being sent certified mail to recipient or cable, or sent prepaid by either registered or certified mail with return receipt requested or Federal Express and shall be deemed given (i) if personally served or by Federal Express, when delivered to the person to whom such notice is addressed, (ii) if given by fax or cable, when sent, or (iii) if given by mail, or email, two (2) business days following deposit in the United States mail. Any notice given by fax, email or cable shall be confirmed in writing, by overnight mail or Federal Express within forty-eight (48) hours after being sent. Such notices shall be addressed to the Party to whom such notice is to be given at the Party’s address set forth below or as such Party shall from time to time otherwise direct.

If to the Company:

Acacia Diversified Holdings, Inc.
Attn: Kim Edwards
13575 58th Street North - #138
Clearwater, FL  33760
Email: Kim@marijinc.com
With a copy to:
Law Office of Clifford J. Hunt, PA
Clifford Hunt
8200 Seminole Blvd
Seminole, Florida 33772
          cjh@huntlawgrp.copm
If to the Executive:

Richard M. Pertile
2810 Phillippe Parkway
Safety Harbor, FL 34695
rpertile@tampabay.rr.com

8.6 SUCCESSORS. The terms and conditions of this Employment Agreement shall inure to the benefit of and be binding upon the successors, Heirs, and assigns of the Parties hereto.

8.7 GOVERNING LAW. This Employment Agreement shall be construed and enforced in accordance with the laws of the State of Florida, without giving effect to the principles of conflict of laws thereof.

8.8 COUNTERPARTS. This Employment Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument. The Parties agree that facsimile copies of signatures shall be deemed originals for all purposes hereof and that a Party may produce such copies, without the need to produce original signatures, to prove the existence of this Employment Agreement in any proceeding brought hereunder.

8.9 SEVERABILITY. The provisions of this Employment Agreement are agreed to be severable, and if any provision, or application thereof, is held invalid or unenforceable, then such holding shall not affect any other provision or application.

8.10 CONSTRUCTION. As used herein, and as the circumstances require, the plural term shall include the singular, the singular shall include the plural, the neuter term shall include the masculine and feminine genders, and the feminine term shall include the neuter and the masculine genders.

8.11 ARBITRATION. Except as otherwise provided in Section 7.3 hereof, any controversy or claim arising out of, or related to, this Employment Agreement, or the breach thereof, shall be settled by binding arbitration in the City of Clearwater, Florida or in the City of Tampa, Florida (at the Executive’s election), in accordance with the employment arbitration rules then in effect of the American Arbitration Association including the right to discovery, and the arbitrator’s decision shall be binding and final, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each Party hereto shall pay its or their own expenses incident to the negotiation, preparation and resolution of any controversy or claim arising out of, or related to, this Employment Agreement, or the breach thereof; provided, however, the Company shall pay and be solely responsible for any attorneys’ fees and expenses and court or arbitration costs incurred by the Executive as a result of a claim brought by either the Executive or the Company alleging that the other Party breached or otherwise failed to perform this Employment Agreement or any provision hereof to be performed by the other Party if the Executive prevails in the contest in whole or in part.

8.12 NO MITIGATION OR OFFSET. The Executive shall not have any duty to seek other employment or to reduce any amounts or benefits payable to him under Section 1.1 or Article 6, and no such amounts or benefits shall be reduced or withheld, on account of any compensation received by the Executive from any other employment or other source except as specifically provided in Section 1.1 and Section 6.2 with respect to Annual Salary, Operating Stipend, or other compensations or benefits. The Company shall not have the right to offset any amount owed to it against payments due to the Executive under Section 1.1, Section 3.5 or Article 6 (other than as expressly provided therein) except that all such payments shall be subject to Section 3.3.

IN WITNESS, WHEREOF, the Parties have executed this Employment Agreement as of the date first above written.

For ACACIA DIVERSIFIED HOLDINGS, INC.
   A Texas corporation

By: /s/ Gary Roberts
Name: Gary Roberts Director / Employee Committee
Title:  Executive

By: /s/ Neil Gholson
  Name: Neil Gholson Director / Employee Committee
Title:  Executive

By: /s/ Kim Edwards
Name: Kim Edwards
Title:  Vice President / COO

By: /s/ Richard K. Pertile
Name:  Richard K. Pertile / Employee
Title: President / CEO